Exhibit 3.1
CORRECTED
CERTIFICATE OF INCORPORATION
OF
IMAGE ENTERTAINMENT, INC.
Image Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
1. A Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 1, 2005 which was defectively or erroneously executed, sealed or acknowledged, and said Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.
2. The inaccuracy in said Certificate of Incorporation is as follows: The second sentence of paragraph 7 is void as a matter of Delaware law pursuant to Section 242 of the General Corporation Law of the State of Delaware.
3. The Certificate of Incorporation is corrected to read in its entirety as attached hereto.
Image Entertainment, Inc. has caused this Corrected Certificate of Incorporation to be signed by Dennis Hohn Cho, its Secretary, this 15 day of May, 2006.

By:	/s/ DENNIS HOHN CHO
	Name:	Dennis Hohn Cho
	Title:	Secretary

CERTIFICATE OF INCORPORATION
OF
IMAGE ENTERTAINMENT, INC.
The name of the corporation is Image Entertainment, Inc. (the “Corporation”).
The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
4. Capital Stock.
(a) Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Twenty-Five Million (125,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, $.0001 par value per share (“Common Stock”), and Twenty-Five Million (25,000,000) shares of preferred stock, $.0001 par value per share (“Preferred Stock”).
(b) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this paragraph 4, the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this paragraph 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

(c) Common Stock.
(i) Voting Rights. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation.
(ii) Dividends. Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the Preferred Stock that may, at that time be outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.
(iii) Liquidation; Disability. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.
5. Board of Directors.
(a) Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.
(b) Term of Office. A director shall hold office until his or her successor shall be elected and qualified or until such director’s earlier death, resignation, retirement or removal from office.
(c) Removal. Subject to any limitation imposed by law or any rights of holders of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.
(d) Vacancies. Subject to any limitation imposed by law or any rights of holders of Preferred Stock, any vacancies (including newly created directorships) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director.

6. Actions by Stockholders
(a) No Action Without a Meeting. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.
(b) Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation, in each case pursuant to a resolution of the Board of Directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons.
7. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
8. Indemnification; Limitation of Liability. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Section 9 of the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
9. The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Dennis Hohn Cho, Esq.	20525 Nordhoff Street
Suite 200
Chatsworth, CA 91311-6104
I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hands this 29th day of July 2005.

/s/ DENNIS HOHN CHO
Dennis Hohn Cho, Esq.
Sole Incorporator

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